EXPENSE LIMITATION AGREEMENT

                             BOYAR VALUE FUND, INC.

     EXPENSE LIMITATION AGREEMENT, effective as of May 7, 2002 by and among Boyar Asset Management, Inc. (the "Adviser"), Ladenburg Thalmann Fund Management, Inc. (the "Manager"), Claymore Securities, Inc. (the "Distributor") and Boyar Value Fund, Inc. (the "Fund"), on behalf of each class of shares of the Fund, set forth in Schedule A attached hereto.

     WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company, incorporated under the laws of the State of Maryland on February 28, 1997;

     WHEREAS, the Fund and the Adviser have entered into an Advisory Agreement dated March 10, 1998 (the "Advisory Agreement"), pursuant to which the Adviser provides investment advisory services to the Fund, which may be amended from time to time, for compensation based on the value of the average daily net assets of the Fund;

     WHEREAS, the Fund and the Manager have entered into a Management Agreement dated March 10, 1998 (the "Management Agreement"), pursuant to which the Manager provides investment management services to the Fund, which may be amended from time to time, for compensation based on the value of the average daily net assets of the Fund;

     WHEREAS, the Fund and the Distributor are parties to the Fund's Rule 12b-1 Plan relating to Class A shares and (upon effectiveness of the Fund's Class C Shares) Class C Shares, pursuant to which the Distributor engages in marketing and distribution activities on behalf of the Fund, which may be amended from time to time, for compensation based on the value of the average daily net assets of the Fund;

     WHEREAS, the Adviser, the Manager and the Distributor have voluntarily determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of each class of the Fund set forth in Schedule A at specified levels. The Fund, the Adviser, the Manager and the Distributor therefore have entered into this Expense Limitation Agreement (the "Agreement") in order to maintain the expense ratio of each class of the Fund at the level specified in Schedule A attached hereto for the period beginning on the date hereof and ending on April 30, 2003; and

     WHEREAS, the Fund is prepared to repay the Adviser, the Manager and the Distributor such waived advisory, management and Rule12b-1 fees and reimbursed expenses if the Fund subsequently achieves a sufficient level of assets.

     NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

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1.   Expense Limitation.
     -------------------

     1.1 APPLICABLE EXPENSE LIMIT. During the Term (as defined in Section 2), the Manager, the Adviser and the Distributor each agrees to waive all or a portion of their respective management fee, advisory fee and amounts, if any, payable pursuant to plans adopted in accordance with Rule 12b-1 under the 1940 Act to the extent necessary so that the total expenses of every character incurred by the applicable class of shares of the Fund (excluding interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, and other extraordinary expenses not incurred in the ordinary of the Fund's business (i.e., litigation)) ("Class Operating Expenses") exceed the Operating Expense Limit (as defined in Section 1.2 below). During the Term, to the extent that Class Operating Expenses incurred by the applicable class of shares of the Fund in any fiscal year, excluding advisory fees of the Adviser, management fees of the Manager and Rule 12b-1 fees payable to the Distributor exceed the Operating Expense Limit, such excess amount (the "Excess Amount") shall be the liability of the Manager. The parties agree that to the extent Class Operating Expenses applicable to a class in any fiscal year do not exceed the Operating Expense Limit, the management fee, advisory fee and Rule 12b-1 fees shall be payable by the Fund in the following order:

     o first, the Distributor shall be entitled to receive the Rule 12b-1 fee up to the amount payable under the Fund's Rule 12b-1 Plan applicable to such class of shares; and

     o thereafter, the Manager and the Adviser shall each be entitled to receive a proportionate amount of their respective management fee and advisory fee up to the amounts payable under the Management Agreement or the Advisory Agreement, as applicable.

     1.2 OPERATING EXPENSE LIMIT. The maximum Operating Expense Limit in any year with respect to each class of the Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of each class of the Fund.

     1.3 REIMBURSEMENT. The Manager shall keep a record of the amounts of advisory fees, management fees and Rule 12b-1 fees waived and Excess Amounts reimbursed pursuant to Section 1.1 hereof ("Prior Expenses"). Subject to the last sentence of this Section 1.3, if at any future date Class Operating Expenses of a class of shares of the Fund are less than the Operating Expense Limit for such class, the Manager, the Adviser and the Distributor shall each be entitled to payment by the applicable class of the Fund of the amount of such Prior Expenses, without interest thereon, except to the extent that such payment will cause Class Operating Expenses of such class of the Fund to exceed the Operating Expense Limit for that class. If Class Operating Expenses of a class of the Fund subsequently exceed the Operating Expense Limit for that class, the payment of Prior Expenses shall be suspended. If subsequent payment of Prior Expenses shall be resumed to the extent that Class Operating Expenses do not exceed the Operating Expense Limit, the Operating Expense Limit in Section 1.1 shall (unless previously terminated in accordance with the terms hereof) apply. The Adviser, the Manager and the Distributor may each seek reimbursement only for Prior Expenses waived or paid by it during the two fiscal years prior

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to such reimbursement;  PROVIDED,  HOWEVER, that such Prior Expenses may only be reimbursed hereunder to the extent they were waived or paid after the date of this Agreement.

     1.4 LIMITATION OF LIABILITY. The obligations and expenses incurred, contracted for or otherwise existing with respect to the Fund shall be enforced against the assets of the Fund or applicable class thereof and not against the assets of any other class. It is understood and expressly stipulated that neither the holders of shares of the Fund nor the directors of the Fund shall be personally liable hereunder.

     1.5 METHOD OF COMPUTATION. To determine the Adviser's, the Manager's and the Distributor's obligations hereunder, each month the Fund Operating Expenses for the Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month of the Fund exceed the Operating Expense Limit of the Fund, the Adviser, the Manager and/or the Distributor shall waive or reduce their advisory, management fees and/or Rule 12b-1 fees for such month by an equal amount, and if necessary the Manager shall remit an amount to the appropriate class or classes of the Fund, sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit; provided, however, that any waiver or reduction of the advisory and management fees is applied equally across the classes of the Fund is and incurred equally by the Adviser and the Manager.

     1.6 YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the advisory and management fees waived or reduced and other payments remitted by the Manager to the Fund with respect to the previous fiscal year shall equal the Excess Amount.

2. TERM; TERMINATION. The term ("Term") of the Applicable Expense Limit under this Agreement shall begin on the date hereof and end on April 30, 2003. The Term of this Agreement may be continued from year to year thereafter provided each such continuance is specifically approved by each of the parties hereto, including with respect to the Fund a majority of the non-interested Directors of the Fund; provided, however, that no party shall be obligated to extend the Term of this Agreement. This Agreement shall terminate automatically with respect to the Fund and to the Adviser, the Manager or the Distributor upon the termination of the Advisory Agreement, the Management Agreement or the Rule 12b-1 plan, respectively.

3.   Miscellaneous.
     -------------

     3.1 CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     3.2 INTERPRETATION. Nothing herein contained shall be deemed to require the Fund to take any action contrary to the Fund's charter or bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Fund's Board of Directors of its responsibility for and control of the conduct of the affairs of the Fund.

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     3.3 DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including but not limited to the advisory, management or Rule 12b-1 fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement, Management Agreement, Rule 12b-1 Plan or the 1940 Act, shall have the same meaning as and be resolved by reference to such Agreement or Plan or the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such Court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to the 1940 Act. In addition, if the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, that provision will be deemed to incorporate the effect of that rule, regulation or order. Otherwise the provisions of this Agreement will be interpreted in accordance with the substantive laws of the State of New York.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers as of the day and year first above written.


                                        BOYAR VALUE FUND, INC.


                                        By: /s/ Mark A. Boyar
                                            -----------------
                                            Mark A. Boyar
                                            President

                                        BOYAR ASSET MANAGEMENT, INC.


                                        By: /s/ Mark A. Boyar
                                            -----------------
                                            Mark A. Boyar
                                            President

                                        CLAYMORE SECURITIES, INC.


                                        By: /s/ Nicholas Dalmaso
                                            --------------------
                                            Nicholas Dalmaso
                                            Executive Vice President

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                                   SCHEDULE A
                            OPERATING EXPENSE LIMITS

This Agreement relates to the following classes of the Boyar Value Fund:

                                                               Maximum Operating
                                                                 Expense Limit
                                                               -----------------

Boyar Value Fund -- Class A, Class C and Class F shares              1.75%